As filed with the Securities and Exchange Commission on October 16, 1998.
                                                   Registration No.
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    PHLVIC VARIABLE UNIVERSAL LIFE ACCOUNT

Address of Principal Business Office:

         ONE AMERICAN ROW
         HARTFORD, CONNECTICUT 06115

Telephone Number:  (800) 892-4885

Name and address of agent for service of process:

         Dona D. Young
         PHLVIC Variable Universal Life Account
         One American Row
         Hartford, Connecticut 06115

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Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Hartford and the State of Connecticut on the 16th day of October, 1998.


                                  PHLVIC VARIABLE UNIVERSAL LIFE ACCOUNT
                                                    (Registrant)



                          By:     PHL VARIABLE INSURANCE COMPANY
                                            (Depositor)



Attest:  /s/ Nancy J. Engberg                      By: /s/ Dona D. Young
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         Secretary                                     Executive Vice President